UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No. 2
--PART II ONLY—

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WRITERS’ GROUP FILM CORP.
(Name of small business issuer in its charter)

Delaware	7812	56-2646829
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

518 Oak Street #2, Glendale, California, 91204, 818-550-7886
(Address and telephone number of principal executive offices)

518 Oak Street #2, Glendale, California, 91204
(Address of principal place of business or intended principal place of business)

SAMUEL WIERDLOW, INC.
3422 Old Capitol Trail #584, Wilmington, Delaware, 19808, 302-777-1642
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: _______________

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
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If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]
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CALCULATION OF REGISTRATION FEE

Title of each	Dollar	Proposed	Proposed
class of securities	amount	maximum	maximum	Amount of
to be registered	to be	offering	aggregate	registration
	registered	price	offering	fee
		per unit	price

Common Stock		$0.15	$1,500,000.00	$46.05

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

There are no charter provisions, bylaws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of Writers’ Corp. which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

        -   for any breach of the director’s duty of loyalty to the corporation or its stockholders;
        -   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        -   arising under Section 174 of the Delaware General Corporation law; or
        -   for any transaction from which the director derived an improperpersonal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses of the offering:
SEC Registration Fee:	46
EDGARizing Fees:	3,200	*
State Blue Sky Registration Fees:	60	*
Transfer Agent Fees and Certificate Printing:	400	*
Copying and Printing Prospectus:	285	*
Mailing and Couriering Prospectus:	1,800	*
Accounting and Audit/Review:	5,600	*

Total:	11,391	*

* estimate

Recent Sales of Unregistered Securities.

On March 9, 2007, we sold 45,000,000 restricted shares of our Common Stock to Tal L. Kapelner, in exchange for a) the business plan for Writers’ Corp., b) his short film “The G! True Tinseltown Tale: Dude, Where’s My Car?”, and c) the screenplay he wrote, entitled “Writers’ Assistants”, together worth $45,000 - see Financial Statements - at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person, who is a founder of Writers’ Corp., and not as part of any public offering, but instead simply as exchange for goods provided.

Also on March 9, 2007, we sold 6,750,000 restricted shares of our Common Stock to Ariella Kapelner, in exchange for the screenplay she wrote entitled “His Name Is Noah”, worth $6,750 - see Financial Statements - at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person, who is a founder of Writers’ Corp., and not as part of any public offering, but instead simply as exchange for goods provided.

Also on March 9, 2007, we sold 800,000 restricted shares of our Common Stock to Glenn M. Benest, in exchange for the screenplay he wrote entitled “Forever Man”, worth $800 - see Financial Statements - at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person, who is a founder of Writers’ Corp., and not as part of any public offering, but instead simply as exchange for goods provided.

Also on March 9, 2007, we sold 4,000,000 restricted shares of our Common Stock to FMCOCO, Inc., a Minnesota corporation, in exchange for $4,000 worth of business consulting services rendered, at a price of $0.001 per share. The business consulting services rendered included a review of our business plan, and advice on the entertainment industry and various fund-raising methods. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued to one entity and not as part of any public offering, but instead simply as exchange for business consulting services rendered. Also, the sole officer, director and shareholder of FMCOCO, Inc., Steven Medley, is a sophisticated investor with many years experience investing in both publicly-held and privately-held companies. FMCOCO, Inc. was not solicited through any general advertising, but rather, agreed to receive shares from us in exchange for services as we discussed our normal business relations. FMCOCO, Inc., an entity which was very knowledgeable about Writers’ Corp.'s business plan before receiving the shares, is aware of the restrictions on resale of these securities and has agreed to abide by them, including the safe harbor provisions of Rule 144.

From March 10-August 29, 2007, we conducted a private offering of our Common Stock to residents of the state of California. We sold 6,132,822 shares of stock in this offering to 31 different individual subscribers at a price of $0.01 per share. In exchange for the shares, we received $34,850 in cash and $26,478 worth of services, for a total of $61,328 in cash and services. The section of the Securities Act under which we claim exemption from registration is Section 3(b), because we conducted the offering pursuant to Regulation D, Rule 504 promulgated under the Securities Act of 1933, as amended. The facts we relied upon to make the exemption available include: a) At the time of the offering we were not subject to the reporting requirements of the Exchange Act; b) we were not an investment company; c) we had a specific business plan that had nothing to do with engaging in a merger or acquisition with any entity; d) we engaged in no advertisement of our offering; e) all sales were made within the same six month period, and no shares have been issued since our offering closed on August 29; f) sales were well under $1 million; g) share certificates issued through the offering were stamped with a restricted legend; and h) the shares were sold pursuant to an exemption from registration in the state of California, which required us to, among other things, only sell shares to persons already known to us, or to persons who could demonstrate financial or investment expertise, or to accredited investors, and to only sell to a maximum of 35 persons worldwide, with accredited investors not counted in that figure.

Exhibits.

Index of Exhibits

Certificate of Incorporation	EX-3.1

Bylaws	EX-3.2

Instruments defining the rights of holders, incl. indentures	see bylaws exhibit (EX-3.2)

Opinion re: legality	EX-5.1

Our Subsidiaries	EX-21.1

Consent of Independent Registered Certified Public Accountants	EX-23.1

Consent of Counsel	EX-23.2

Undertakings.

We undertake to file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) or any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

We also undertake, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

We also undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Glendale, State of California on January 28, 2008.

WRITERS’ GROUP FILM CORP.

By:
Tal L. Kapelner
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Tal L. Kapelner
President and Chairman of the Board of Directors, Principal Executive
Officer, Principal Financial Officer, Principal Accounting Officer

January 28, 2008

/s/ Ariella Kapelner
Ariella Kapelner
Vice-President, Treasurer and a Director

January 28, 2008